EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CELLSTAR FILES PROXY STATEMENT IN CONNECTION WITH ASIA IPO

CARROLLTON, TEXAS, March 10, 2004—CellStar Corporation (NASDAQ: CLST), a global value-added wireless logistics services leader, today announced that it has filed a Proxy Statement with the Securities and Exchange Commission relating to a proposed initial public offering of its operations in the PRC, Hong Kong and Taiwan. The stock, if approved for listing, would be traded on the Hong Kong Stock Exchange.

There can be no assurance that the offering will occur. This document is not an offer of securities for sale in the United States or elsewhere. Any securities that may be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:    Sherrian T. Gunn    972-466-5031